Exhibit 99.1

National & Retail Trades and First Call, Release: August 10, 2006 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.69 – AN INCREASE OF 27.8 PERCENT

MENOMONEE FALLS, WI … August 10/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported net sales and earnings for the second quarter ended July 29, 2006.

Kohl’s Corporation second quarter earnings per diluted share increased 27.8 percent to $0.69 per diluted share from $0.54 per diluted share in last year’s period.  Net income increased 24.1 percent to $232.4 million from $187.2 million.  Net sales for the quarter increased 14.0 percent to $3.3 billion from $2.9 billion a year ago while comparable store sales increased 5.5 percent.

For the six months ended July 29, 2006, net income increased 28.1 percent to $399.6 million or $1.17 per diluted share, compared to $311.9 million or $0.90 per diluted share for the six months ended July 30, 2005. Net sales increased 15.0 percent to $6.5 billion from $5.6 billion a year ago. Comparable store sales increased 6.2 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are very pleased with our performance for the second quarter and in the first half of the year.  We exceeded our guidance for both sales and net income.  We continue to see consistency in all lines of business and all regions of the country.  At the same time, we achieved improvement in our gross margin rate and experienced significant expense leverage on our sales increase.  We also made great progress on our share repurchase program, buying over $1 billion of our stock during the quarter.”

Montgomery added, “Our associates are critical to our success as a company and I want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Share Repurchase

During the second quarter, the Company repurchased approximately 18.4 million shares of its common stock at an average price of $55.74.  Year-to-date, the Company has repurchased approximately $1.1 billion of its shares as part of its previously announced $2 billion share repurchase program.

Earnings Guidance

As a result of its second quarter performance and its outlook for the fall season, the Company is raising its full-year earnings guidance from $2.91 to $3.02 per diluted share to $3.04 to $3.13 per diluted share for fiscal 2006.  This would result in an increase in earnings per diluted share of 25 percent to 29 percent over last year.  The Company issued guidance for the third fiscal quarter of $0.53 to $0.56 per diluted share and for the fourth fiscal quarter of $1.36 to $1.42 per diluted share.

Expansion Update

The Company now operates 749 stores in 43 states, compared with 670 stores in 40 states at the same time last year.

The Company plans to open 68 stores in the fall season of fiscal 2006 with 65 opening in October and the remainder in November. This will complete the opening of 85 stores in fiscal 2006.  The Company will make its initial entry into the state of Washington with four stores in the Seattle market and will continue its expansion into Florida, entering the Tampa market with three stores.

Second Quarter Earnings Conference Call

Investors will have the opportunity to listen to the second quarter earnings conference call today at 5:00 PM (EDT) by dialing (913) 905-3179, using Pass Code 4486225, at least ten minutes prior to the call.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Premiere Global Services’ web site at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrzlcmszvmccz. To listen to the call, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. A replay of the call will be available for 30 days.  To access this replay, dial (719) 457-0820, and use Pass Code: 4486225.

Investor Conference

The Company will host an investor conference in Tampa, Florida on October 4, 2006, which will include a store tour and management presentation.  The presentation will be web cast and the audio replay will be available until November 3rd.  Further details will be available in the Company’s August sales release.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl’s Corporation
Condensed Consolidated Statements of Income
(In Millions, except per share data)
(Unaudited)

	3 Months Ended				6 Months Ended
	July 29, 2006	% to Net Sales	July 30, 2005	% to Net Sales	July 29, 2006	% to Net Sales	July 30, 2005	% to Net Sales

Net sales	$ 3,291.4		$ 2,888.1		$ 6,476.2		$ 5,630.9
Cost of merchandise sold	2,053.4	62.4%	1,819.5	63.0%	4,090.0	63.2%	3,579.1	63.6%

Gross margin	1,238.00	37.6%	1,068.6	37.0%	2,386.2	36.8%	2,051.8	36.4%

Operating expenses
Selling, general and administrative	758.5	23.0%	672.5	23.3%	1,520.2	23.5%	1,345.4	23.9%
Depreciation and amortization	96.1	2.9%	82.6	2.9%	189.4	2.9%	162.6	2.9%
Preopening expenses	8.0	0.3%	4.1	0.1%	19.0	0.2%	16.7	0.2%

Operating income	375.4	11.4%	309.4	10.7%	657.6	10.2%	527.1	9.4%

Interest expense, net	6.0	0.2%	16.3	0.6%	20.2	0.4%	33.5	0.6%

Income before income taxes	369.4	11.2%	293.1	10.1%	637.4	9.8%	493.6	8.8%
Provision for income taxes	137.0	4.1%	105.9	3.6%	237.8	3.6%	181.7	3.3%

Net income	$ 232.4	7.1%	$ 187.2	6.5%	$ 399.6	6.2%	$ 311.9	5.5%

Basic net income per share	$ 0.70		$ 0.54		$ 1.18		$ 0.91
Avg. number of shares	333.4		344.1		339.3		343.8

Diluted net income per share	$ 0.69		$ 0.54		$ 1.17		$ 0.90
Avg. number of shares	335.7		346.8		341.6		346.6

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands) (Unaudited)
Subject to Reclassification

	26 Weeks Ended
	July 29, 2006	July 30, 2005
Operating activities
Net income	$ 399,602	$ 311,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	189,645	162,995
Amortization of debt discount	108	108
Deferred income taxes	9,279	41,911
Share-based compensation	21,086	21,040
Excess tax benefits from share-based compensation	(13,548)	(9,606)
Changes in operating assets and liabilities:
Accounts receivable, net	1,652,065	93,226
Merchandise inventories	(170,581)	(250,354)
Other current and long-term assets	(75,906)	(35,025)
Accounts payable	182,203	261,917
Accrued and other long-term liabilities	123,807	(72,684)
Income taxes payable	(49,131)	(85,474)

Net cash provided by operating activities	2,268,629	439,974
Investing activities
Acquisition of property and equipment and favorable lease rights	(706,489)	(416,777)
Net purchases of short-term investments	(359,199)	(51,247)
Other	(2,522)	(3,770)
Net cash used in investing activities	(1,068,210)	(471,794)
Financing activities
Repayments of other long-term debt, net	(104,596)	(2,435)
Excess tax benefits from share-based compensation	13,548	9,606
Treasury stock purchases	(1,100,809)	0
Proceeds from issuances of common shares	27,406	18,251

Net cash (used in) provided by financing activities	(1,164,451)	25,422
Net increase (decrease) in cash and cash equivalents	35,968	(6,398)
Cash and cash equivalents at beginning of period	126,839	116,717

Cash and cash equivalents at end of period	$ 162,807	$ 110,319

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)
Subject to Reclassification

	July 29, 2006	July 30, 2005
Assets
Current assets:
Cash and cash equivalents	$ 162,807	$ 110,319
Short-term investments	519,276	140,014
Accounts receivable trade, net	0	1,296,406
Merchandise inventories	2,408,149	2,197,331
Deferred income taxes	10,591	7,013
Other current assets	156,947	82,319
Total current assets	3,257,770	3,833,402

Property and equipment, net	5,104,521	4,360,637
Favorable lease rights, net	226,108	218,577
Goodwill	9,338	9,338
Other assets	51,504	42,082
Total assets	$ 8,649,241	$ 8,464,036

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,012,174	$ 966,572
Accrued liabilities	731,583	487,100
Income taxes payable	104,229	82,102
Current portion of long-term debt and capital leases	8,243	105,539
Total current liabilities	1,856,229	1,641,313

Long-term debt and capital leases	1,041,314	1,036,172
Deferred income taxes	213,994	224,255
Other long-term liabilities	219,199	167,494
Shareholders’ equity	5,318,505	5,394,802
Total liabilities and shareholders’ equity	$ 8,649,241	$ 8,464,036